PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 25th day of October, 2002, by and between SREG Dolphin Mall, Inc., a Delaware corporation (“Seller”), and Taubman-Dolphin, Inc., a Delaware corporation (“Purchaser”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Partnership Agreement (as hereinafter defined).

        WHEREAS, Taubman-Dolphin Mall Associates LLC, Dolphin Mall Holdings LLC, Seller and SREG/DMA LLC entered into that certain Second Amended and Restated Agreement of Limited Partnership of Dolphin Mall Associates Limited Partnership, a Delaware limited partnership (the “Partnership”), dated September 8, 1999, as amended by that certain First Amendment dated as of April 13, 2001 (such agreement as amended, the “Partnership Agreement”) to set forth their respective rights, benefits, duties and obligations with respect to the Partnership;

        WHEREAS, the Seller owns a .5 percent general Partnership Interest (such Partnership Interest, the “Swerdlow GP Interest”) in the Partnership; and

        WHEREAS, the Seller and the Purchaser desire to consummate the transactions set forth herein.

        NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1. Definitions.

        “Agreement” shall have the meaning provided in the introductory paragraph hereof.

        “Business Day” shall mean any day excluding Saturday, Sunday and any day which in Miami, Florida shall be a legal holiday or a day on which financial institutions are authorized by law or other governmental action to close.

        “Closing” shall have the meaning provided in Section 5.1 hereof.

        “Closing Date” shall have the meaning provided in Section 5.1 hereof.

        “Damages” shall mean as to any Person, all damages, losses, costs and expenses incurred by such Person, directly or indirectly, including, without limitation, all reasonable legal and paralegal fees incurred in connection with any investigation, arbitration and/or litigation (at trial and appellate and disbursements levels).

        “Indemnified Party” shall mean a Person seeking indemnification hereunder.

        “Indemnifying Party” shall mean a Person from whom indemnification is sought hereunder.

        “Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), claim, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.

        “Partnership” shall have the meaning provided in the first recital hereto.

        “Partnership Agreement” shall have the meaning provided in the first recital hereto.

        “Person” means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any federal, state and local domestic or foreign governmental or regulatory authority.

        “Purchaser” shall have the meaning provided in the introductory paragraph hereof.

        “Redemption Agreement” means that certain Redemption Agreement of even date herewith by and between SREG/DMA LLC and Partnership.

        “Seller”shall have the meaning provided in the introductory paragraph hereto.

        “Settlement Agreement” means that certain Settlement Agreement of even date herewith by and among Swerdlow Real Estate Group, Inc., SREG Operating Limited Partnership, SREG/DMA LLC, Seller, Taubman Dolphin Mall Associates LLC, Dolphin Mall Holdings LLC, The Taubman Realty Group Limited Partnership and Taubman Centers, Inc.

        “Swerdlow GP Interest” shall have the meaning provided in the second recital hereto.

        Section 2. Sale of the Swerdlow GP Interest; Purchase Price.

                2.1 Sale of Swerdlow GP Interest. On the Closing Date, the Seller shall assign and transfer to the Purchaser the Swerdlow GP Interest free and clear of any Lien.

                2.2 Purchase Price. On the Closing Date, the Purchaser shall pay to the Seller as the purchase price for the Swerdlow GP Interest an amount equal to One Dollar ($1.00).

        Section 3. Representations and Warranties of the Seller.

        The Seller represents and warrants to the Purchaser as of the date hereof, with knowledge that the Purchaser is relying upon the same, as follows:

                3.1 Authority and Enforceability. The Seller has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby and has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Seller, enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally. No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by the Seller of this Agreement.

                3.2 Existence and Good Standing. The Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its property and to carry on its business as is now being conducted.

                3.3 Partnership Interest. The Seller owns the Swerdlow GP Interest free and clear of any Lien.

                3.4 Insolvency. The Seller is able to pay its debts and obligations as they mature in the usual course of its business. The sum of the Seller’s debts and obligations is less than the sum of all of the Seller’s property at fair valuation.

                3.5 GE Capital Pledge and Credit Agreement. The Credit Agreement, dated January 15, 1999, among Swerdlow Real Estate Group, Inc., SREG Operating Limited Partnership and certain affiliates thereof, as borrowers, and General Electric Capital Corporation, as lender, has been satisfied and all of the Obligations (as defined therein) have been satisfied in full. General Electric Capital Corporation does not hold a security interest in either the Swerdlow GP Interest or the limited partnership interest in the Partnership owned by SREG/DMA LLC. The foregoing entities are not parties to any other Credit Agreement with General Electric Capital Corporation.

        Section 4. Representations and Warranties of the Purchaser.

        The Purchaser represents and warrants to the Seller as of the date hereof, with knowledge that the Seller is relying upon the same, as follows:

                4.1 Authority and Enforceability. The Purchaser has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby and has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally. No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by the Purchaser of this Agreement.

                4.2 Existence and Good Standing. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority under its organization documents to own its property and to carry on its business as is now being conducted.

                4.3 Insolvency. The Purchaser is able to pay its debts and obligations as they mature in the usual course of its business. The sum of the Purchaser’s debts and obligations is less than the sum of all of the Purchaser’s property at a fair valuation.

        Section 5. The Closing; Cost and Expenses; and Deliveries.

                5.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement (“Closing Date”).

                5.2 Costs and Expenses. Each of the Seller and the Purchaser shall pay all of their respective fees, costs and expenses incurred by them in connection with the transaction contemplated hereunder, including, without limitation, their respective attorneys’, consultants’ and other professional fees and costs.

                5.3 Transfer Taxes. The Seller shall pay and be responsible for all transfer taxes, if any, attributable to the assignment of the Swerdlow GP Interest.

                 5.4 Documents to be executed and deliveries to be made by the Seller at the Closing. At the Closing, the Seller shall:

(a) execute and deliver the Assignment of General Partner’s Interest in the Partnership in the form attached as Exhibit A hereto;

(b) execute and deliver affidavits substantially in the forms attached as Exhibit B and Exhibit C hereto complying with the provisions of Section 1445(b)(2) of the Internal Revenue Code stating that the Seller is not a foreign person;

(c) deliver certified copies of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) deliver certified copies its Articles of Incorporation and Bylaws, and all amendments thereto;

(e) deliver a Good Standing Certificate of the Seller issued by the State of Delaware within thirty (30) days of the date of Closing; and

(f) execute and deliver a counterpart of the Certificate of Amendment to the Certificate of Limited Partnership in the form attached as Exhibit D hereto (“Certificate of Amendment”).

                 5.5 Documents to be executed and deliveries to be made by the Purchaser at the Closing. At the Closing, the Purchaser shall:

(a) execute and deliver the Acceptance to the Assignment of General Partner’s Interest in the form attached as Exhibit A hereto;

(b) pay the Seller an amount equal to One Dollar ($1.00) as the purchase price;

(c) deliver certified copies of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby;

(d) deliver certified copies of its Articles of Incorporation and Bylaws, and all amendments thereto;

(e) deliver a Good Standing Certificate of the Purchaser issued by the State of Delaware within thirty (30) days of the date of Closing;

(f) execute and deliver a counterpart of the Certificate of Amendment; and

(g) execute and deliver a Certificate of Amendment to the Florida Foreign Qualification of the Partnership in the form attached as Exhibit E hereto.

        Section 6. Indemnification.

                 6.1 Indemnification by the Sellers. From and after the Closing Date, the Seller and SREG Operating Limited Partnership, a Delaware limited partnership, shall indemnify, defend and hold the Purchaser harmless from and against all Damages incurred by it, arising out of, or in connection with, the following:

(i) any misrepresentation or breach of any warranty made by the Seller in this Agreement or any certificate, agreement, instrument or document delivered by Seller to the Purchaser pursuant hereto; or

(ii) any breach by the Seller of any covenant, agreement or obligation which is contained in this Agreement or any certificate, agreement, instrument or document delivered by Seller to the Purchaser pursuant hereto.

                 6.2 Indemnification by the Purchasers. From and after the Closing Date, the Purchaser and The Taubman Realty Group Limited Partnership, a Delaware limited partnership, shall indemnify, defend and hold the Seller harmless from and against all Damages incurred by the Seller, arising out of or in connection with the following:

(i) any misrepresentation or breach of any warranty made by the Purchaser in this Agreement or any certificate, agreement, instrument or document delivered by Purchaser to the Seller pursuant hereto;

(ii) any breach of any covenant, agreement or obligation of the Purchaser which is contained in this Agreement or any certificate, agreement, instrument or document delivered by Purchaser to the Seller pursuant hereto; or

(iii) any liability imposed on the Seller arising out of, or resulting from, a Partnership obligation or the guarantee of a Partnership obligation.

                 6.3 Survival of Obligations. The obligations of the Seller and the Purchaser to indemnify, defend and hold harmless pursuant to this Section 6 shall survive execution of this Agreement and the consummation of the transactions contemplated hereby.

                 6.4 Party Claim Procedure. If a third party (including, without limitation, a governmental organization) asserts a claim against a party to this Agreement and indemnification in respect of such claim is sought under the provisions of this Section 6 by such party against another party to this Agreement, the Indemnified Party shall promptly (but in no event later than ten (10) Business Days prior to the time in which an answer or other responsive pleading or notice with respect to the claim is required) give written notice to the Indemnifying Party of such claim. The Indemnifying Party shall have the right at its election to take over the defense or settlement of such claim by giving prompt written notice to the Indemnified Party at least five (5) Business Days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel or representative of its choosing (subject to the Indemnified Party’s approval of such counsel or representative, which approval shall not be unreasonably withheld), shall be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party unless the Indemnifying Party fully settles and pays in full such settlement and obtains a full release of the Indemnified Party; provided however, no such settlement involving any equitable relief or which might have a material and adverse effect on the Indemnified Party may be agreed to without the Indemnified Party’s prior written consent. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim, then the Indemnified Party may, upon three (3) Business Days’ written notice and at the expense of the Indemnifying Party, take over the defense of and proceed to handle such claim in its exclusive discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims and the defending party shall have access to records, information and personnel in control of the other party or parties which are pertinent to the defense thereof.

        Section 7. Remedies.

        Except as otherwise provided herein, the rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Nothing herein shall be construed to require any of the parties hereto to elect among remedies.

        Section 8. Survival of Representations.

        The respective representations and warranties of the parties contained in this Agreement or in any certificate or statement delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby.

        Section 9. Miscellaneous.

                 9.1 Notice. All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered in person or when mailed by certified mail, return receipt requested, postage prepaid, or sent by overnight private courier service as follows:

If to the Seller:	SREG Dolphin Mall, Inc. c/o Swerdlow Real Estate Group 4651 Sheridan Street, Suite 200 Hollywood, Florida 33021 Attention: Theodore Stotzer
With a copy to:	K. Lawrence Gragg, Esquire White & Case LLP First Union Financial Center 200 South Biscayne Boulevard, Suite 4900 Miami, Florida 33131-2352
If to the Purchaser:	Taubman-Dolphin, Inc. c/o The Taubman Company 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48303-0202 Attention: Dennis J. Hecht
With a copy to:	Miro Weiner & Kramer P.O. Box 908 Bloomfield Hills, MI 48303-0200 Attention: Martin L. Katz

or to such other address, and to the attention of such other person or officer as any party may designate.

                 9.2 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect and enforceable in accordance with its terms.

                 9.3 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

                 9.4 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

                 9.5 Entire Agreement/Amendment/Counterparts. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the subject matter hereof and no party shall be entitled to other benefits than those specified herein. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. In entering into this Agreement, no party hereto is relying on any statement, representation, warranty or agreement except for the statements, representations, warranties and agreements expressly set forth in this Agreement and the Settlement Agreement and Redemption Agreement. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                 9.6 Governing Law. The interpretation, construction and enforcement of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without giving effect to any principles of law governing choice of law.

                 9.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provisions hereof.

                 9.8 Jurisdiction. The parties hereto agree that any suit brought to enforce this Agreement shall be brought in the United States District Court, Southern District of Florida, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts and waives all objection to, the exclusive jurisdiction of the aforesaid courts in connection with any suit brought to enforce this Agreement, and irrevocably agrees to be bound by any judgment rendered thereby. Each of the parties hereto hereby agrees that service of process in any such proceeding may be made by giving notice to such party in the manner and at the place set forth in Section 9.1 herein.

                 9.9 Attorneys’ Fees. The prevailing party in any dispute between the parties hereto, or any of them, arising hereunder or relating hereto shall be entitled to an award of reasonable attorneys’ fees, costs and expenses at trial and through all appellate levels.

                 9.10 Successors. This Agreement shall be binding upon the parties hereto and their permitted respective successors and permitted assigns.

                 9.11 Exclusivity. This Agreement is for the exclusive benefit of the parties hereto and their respective permitted successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy or claim to any other entity or person whatsoever.

                 9.12 Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned or delegated by any party to this Agreement without the prior written consent of all other parties to this Agreement, which consent shall not be withheld to the assignment by Seller to the direct or indirect beneficial owners of Seller on the date hereof in connection with the liquidation of Seller, SREG Operating Limited Partnership or Swerdlow Real Estate Group, Inc., but otherwise may be withheld by such other parties in their sole and absolute discretion.

                 9.13 Rule of Construction. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

                 9.14 Further Assurances. The parties to this Agreement shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement promptly upon request from the other party. In addition, Seller agrees to cooperate with the Partnership, at the Partnership’s expense, in connection with leasing matters in which Seller, a Swerdlow Affiliate (as defined in the Redemption Agreement) or any employee of any Swerdlow Affiliate have been involved relating to the Dolphin Mall by producing files and records, attending hearings and cooperating as witnesses, provided that with respect to attending hearings and cooperating as witnesses, Seller’s ability to produce specific individuals will be limited to requesting the cooperation of such individuals if such individuals are not then employed by Seller or a Swerdlow Affiliate.

[SIGNATURES ON NEXT PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE SELLER: SREG DOLPHIN MALL, INC. By: /s/ Theodore R. Stotzer Theodore R. Stotzer, Executive Vice President THE PURCHASER: TAUBMAN-DOLPHIN, INC By: /s/ Steven Eder Name: Steven Eder Title: Treasurer

JOINDER BY

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

        The undersigned hereby joins in and agrees to be bound by the terms and conditions of Section 6.2 herein.

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP By: /s/ Steven Eder Name: Steven Eder Title: Authorized Signatory

JOINDER BY SREG OPERATING LIMITED PARTNERSHIP

        The undersigned hereby joins in and agrees to be bound by the terms and conditions of Section 6.1 herein.

SREG OPERATING LIMITED PARTNERSHIP By: Swerdlow Real Estate Group, Inc. By: /s/ Theodore R. Stotzer Theodore R. Stotzer Executive Vice President